                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15 (d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported)
                                September 4, 1997


                         WESTERFED FINANCIAL CORPORATION
-------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its Charter)



   Delaware                         0-22772                  81-3899950
-------------------------------------------------------------------------------
(State or other              (Commission File No.)          (IRS Employer
 jurisdiction of                                            Identification
 incorporation)                                                 Number)


 110 East Broadway, Missoula, Montana                            59802
-------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code:          (406) 721-5254
-------------------------------------------------------------------------------


                                       N/A
-------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.       Other Events

                       On September 4, 1997 and September 8, 1997 the
              Registrant issued the press releases attached as Exhibit 99.6.


Item 7.       Financial Statements and Exhibits

              (a)      Exhibits

                       99.6 Press releases, dated September 4, 1997 and September 8, 1997

                                   Signatures



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                     WesterFed Financial Corporation



Date:  September 11, 1997                 By: /s/ Douglas G. Bardwell
       ---------------------------           ---------------------------------
                                              Douglas G. Bardwell
                                              Executive Vice President/
                                              Secretary

                                Index to Exhibits




                                                                 Sequentially
                                                                 Numbered Page
                                                                Where Attached
   Exhibit                                                         Exhibits
    Number                                                        are located
    ------                                                      --------------
     99.6             Press Releases dated September 4, 1997           5
                         and September 8, 1997

                    WESTERFED FINANCIAL CORPORATION ANNOUNCES

                CORRECTION TO PRESS RELEASE OF SEPTEMBER 4, 1997



Missoula, Montana -- September 8, 1997 -- WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Federal Savings Bank of Montana, today announced that earnings per share for the year ended June 30, 1997 has been revised from $0.90 per share to $0.96 per share. This revision is based upon the completion of the audit by their independent public accounting firm KPMG Peat Marwick LLP which corrected an error in the previous calculation of earnings per share as reported on September 4, 1997.


CONTACT: Dale W. Brevik, Senior Vice President/Marketing Director James A. Salisbury, Treasurer/Chief Financial Officer
          (406) 721-5254

         /C O R R E C T I O N -- WesterFed Financial Corporation

         In SFF003, "WesterFed Financial Corporation Announces: Record Fourth Quarter Earnings. . . ," moved Friday, July 25, we are advised by WesterFed Financial Corporation (the "Company") (NASDAQ - WSTR), the holding company for Western Federal Savings Bank of Montana, reported today that the year to date earnings per share of $0.96 for the fiscal year ended June 30, 1997 as reported in the Company's earnings release dated July 25, 1997 was reported incorrectly and should be $0.90. The total earnings per share for each quarter during the fiscal year ended June 30, 1997 totaled $0.90 as compared to the $0.96 as originally reported. The calculation error was the result of using year to date weighted average common shares outstanding rather than weighted average common shares outstanding at each quarter end in order to determine year to date earnings per share.

                   WESTERFED FINANCIAL CORPORATION ANNOUNCES:

                         RECORD FOURTH QUARTER EARNINGS
                                 ANNUAL EARNINGS
                          INCREASED QUARTERLY DIVIDEND
                            SPECIAL 10% CASH DIVIDEND
                              STOCK REPURCHASE PLAN
                               NEW BRANCH OPENING

         Missoula, Montana -- July 25, 1997 -- WesterFed Financial Corporation (the "Company") (NASDAQ -WSTR), the holding company for Western Federal Savings Bank of Montana (the "Bank"), announced record earnings for the fourth quarter ended June 30, 1997 of $2.1 million, or $0.38 per share, as compared to $1.2 million or, $0.29 per share, for the same period last year, a 31.0% increase on a per share basis. The increase in earnings is primarily due to the growth in the loan portfolio and the acquisition of Security Bancorp on February 28, 1997 (the "Acquisition"). The earnings for the year ended June 30, 1997 were $4.5 million, or $0.90 per share, as compared to earnings of $4.6 million, or $1.07 per share, for the same period last year. The earnings for the year ended June 30, 1997 include a one time after-tax charge to earnings of $1.4 million, or $0.25 per share, based on 5.6 million outstanding shares, for a special FDIC assessment, levied on all thrifts, to recapitalize the Savings Association Insurance Fund ("SAIF"). While the special assessment significantly reduced the Bank's earnings in fiscal year 1997, SAIF premiums have now been reduced resulting in significantly lower deposit insurance costs.
         The Company also announced it will pay a regular cash dividend of $0.11 per share for the quarter ended June 30, 1997 plus a special cash dividend of $0.041 per share reflecting a 10.0% addition to the $0.41 per share dividends declared during the fiscal year just ended. The total of $0.151 in dividends per share will be payable on August 20, 1997 to stockholders of record on August 6, 1997. The regular quarterly cash dividend of $0.11 per share was increased 4.8% over the prior quarter's regular cash dividend of $0.105 per share. The Company has increased regular cash dividends every quarter since becoming a public company.
         The Board of Directors of the Company has also authorized a plan to repurchase up to 5.0% of its outstanding shares of common stock in the open market during a twelve month period depending upon market conditions. The program will be conducted through the use of certain registered broker-dealers with repurchases to be made from time-to-time at market prices. Shares repurchased under the program will be held by the Company as treasury stock which can be used in the future for general corporate purposes as needed. At June 30, 1997 there were 5,564,904 shares of common stock outstanding. President/Chief Executive Officer Lyle R. Grimes stated, "The Bank is very pleased with the results of the year just ended. The Acquisition has allowed us to fulfill our business strategy of adding commercial banking to our operations. At June 30, 1997, the Bank had $26.8 million of agricultural loans and $28.9 million of non-real estate commercial loans. The Bank had no agricultural or non-real estate commercial loans prior to the Acquisition. Consumer loans increased by $93.1 million which includes first year growth of $31.2 million in loans originated through the Bank's new auto and recreational dealer paper program and the purchase of Security Bancorp's consumer loan portfolio of $28.1 million. The Bank finished the year with record quarterly earnings and total assets approaching one billion dollars."
         President Grimes continued, "The addition of Security Bancorp's sixteen branch network added nine Montana cities to the Bank's markets and increased deposits by $287.5 million. The Bank opened one new branch office in June in the Lockwood community in the Billings market, began construction of a new branch office on King Avenue in Billings, which is expected to be completed in late 1997, and completed the installation of the popular voice response "Teller-Fone" banking system. Loan originations were a record $226.8 million and non-performing assets stood at 0.25% of assets at June 30, 1997. A Dividend Reinvestment and Stock Purchase plan was implemented in September, 1996."
         As a result of the acquisition of Security Bancorp and loan growth, total assets increased to $955.6 million at June 30, 1997 as compared to $563.9 million at June 30, 1996. Total loans increased to $630.4 million at June 30, 1997 as compared to $368.2 million at June 30, 1996 and total deposits increased to $630.3 million at June 30, 1997 as compared to $350.2 million at June 30, 1996. Total stockholders' equity increased to $104.3 million, or 10.9% of assets and tangible stockholders' equity was 8.9% of tangible assets at June 30, 1997.
         Net income increased to a record $2.1 million for the quarter ended June 30, 1997 from $1.2 million for the same period last year. The increase in earnings is primarily due to the growth in the loan portfolio and the acquisition of Security Bancorp, which has been accretive to earnings in the first full quarter of combined operations. The interest rate spread increased as a result of the Bank's changing loan portfolio mix and the acquisition of Security Bancorp to 3.38% at June 30, 1997 as compared to 2.67% at June 30, 1996. Provision for loan losses was $297,000 for the quarter reflecting management's desire to maintain adequate loan loss reserves as it builds its loan portfolio of commercial, agricultural and consumer loans. The quarter just ended also included $245,000 in accruals of post retirement insurance benefits for certain employees which also resulted in a decrease to income tax expense of $489,000 for the reversal of deferred income taxes related to the cash surrender value of insurance policies.
         President Grimes further stated, "Operating expense control is a primary concern of the Board of Directors and management. The Bank has incurred significant personnel expenditures during the quarter just ended and will continue to incur additional expenses during a portion of the next quarter related to the extensive training of all Bank employees in sales skills to further the Bank's efforts in becoming the premier community bank in Montana. In addition, the Bank will incur significant costs related to a system wide conversion to commercial banking data center software and bank hardware, scheduled to be completed in February 1998. These technological improvements will enable the Bank to offer full service commercial and retail banking products through an investment estimated to be approximately $3.0 million. The completion of these changes and the conversion will enable the Bank to realize greater operating efficiencies due to the elimination of duplicative overhead related to the current dual computer systems resulting from the Acquisition. In addition, adding two new branches, developing commercial lending centers in the Bank's markets and marketing the consolidated Bank's services to Montana markets, will further increase operating costs during fiscal year 1998. These expenditures are being made to improve the Bank's ability to meet the ever increasing competition in the financial services market and build shareholder value."
         Earnings for the fiscal year ended June 30, 1997 were reduced by the after tax $1.4 million SAIF assessment, costs related to the Acquisition, and provision for loan losses of $400,000. Only four months of combined operations resulting from the Acquisition are included in the operating results. Thus, earnings for the fiscal year ended June 30, 1997 were $4.5 million, basically unchanged from $4.6 million for the same period last year.
         Non-performing assets totaled $2.4 million, or 0.25%, at June 30, 1997, up from $715,000, or 0.13% of assets, at June 30, 1996 due primarily to the Acquisition. The ratio of allowance for loan losses to non-performing assets was 191.01% at June 30, 1997. Loan loss reserves were $4.7 million at June 30, 1997 as compared to $2.0 million at June 30, 1996. For the fifth consecutive year, the Company has had minimal foreclosed property assets with no foreclosed property at June 30, 1995, 1996, and 1997.
         WesterFed Financial Corporation's only subsidiary, Western Federal Savings Bank of Montana, which is Montana's largest savings bank, operates nineteen Western Federal offices and seventeen Security Bank Division offices in twenty Montana communities.

CONTACT: Dale W. Brevik, Vice President/Marketing
         James A. Salisbury, Treasurer/Chief Financial Officer
         (406) 721-5254

This release is available via fax through the PRN "Stock on Call" service which can be accessed by dialing 1-800-578-7888.

CONSOLIDATED BALANCE SHEETS
WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES
(Dollars in thousands, except share and per share data)

                                                                                  June 30,            June 30,
                                                                                   1997                 1996
                                                                                ---------            ---------
                             ASSETS

Cash and due from banks                                                         $  16,999            $   7,829
Interest-bearing due from banks                                                       160                5,470
                                                                                ---------            ---------
       Cash and cash equivalents                                                   17,159               13,299

Interest-bearing deposits                                                           2,000                3,000
Investment securities available-for-sale                                           51,683               35,637
Investment securities, at amortized cost (estimated market value
  of $27,728 at June 30, 1997 and $9,399 at June 30, 1996)                         27,466                9,347
Stock in Federal Home Loan Bank of Seattle, at cost                                11,456                7,471
Mortgage-backed securities available-for-sale                                      31,388               44,909
Mortgage-backed securities, at amortized cost (estimated market value
  of $119,193 at June 30, 1997 and $59,278 at June 30, 1996)                      117,781               60,038
Loans available-for-sale                                                            3,700                3,967
Loans receivable, net                                                             626,577              364,226
Accrued interest receivable                                                         6,957                3,695
Premises and equipment, net                                                        29,291               13,758
Core deposit intangible                                                             5,276                 --
Goodwill                                                                           15,562                 --
Cash surrender value of life insurance policies                                     6,120                3,183
Other assets                                                                        3,223                1,401
                                                                                ---------            ---------

       Total assets                                                             $ 955,639            $ 563,931
                                                                                =========            =========


              LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
  Deposits                                                                      $ 630,397            $ 350,212
  Borrowed funds                                                                  199,236              125,838
  Advances from borrowers for taxes and insurance                                   3,753                3,255
  Income taxes                                                                      3,504                1,961
  Accrued interest payable                                                          3,593                1,219
  Accrued expenses and other liabilities                                           10,897                2,839
                                                                                ---------            ---------

       Total liabilities                                                          851,380              485,324
                                                                                ---------            ---------

Stockholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized;
    none outstanding                                                                 --                   --
  Common stock, $.01 par value, 10,000,000 shares authorized;
    5,564,904 shares outstanding at June 30, 1997, and
    4,395,204 outstanding at June 30, 1996                                             56                   46
  Additional paid-in capital                                                       67,889               45,451
  Common stock acquired by ESOP/RRP                                                (2,884)              (3,558)
  Treasury stock, at cost                                                          (3,081)              (3,079)
  Net unrealized loss on securities available-for-sale                                (35)                (226)
  Retained earnings, substantially restricted                                      42,314               39,973
                                                                                ---------            ---------

       Total stockholders' equity                                                 104,259               78,607
                                                                                ---------            ---------

       Total liabilities and stockholders' equity                               $ 955,639            $ 563,931
                                                                                =========            =========

       Book value per share                                                     $   18.73            $   17.88
                                                                                =========            =========

       Book value per share - tangible                                          $   14.91            $   17.88
                                                                                =========            =========

CONSOLIDATED STATEMENTS OF INCOME WESTERFED FINANCIAL CORPORATION AND SUBSIDIARIES (Dollars in thousands, except share and per share data)

                                                                          Three Months Ended                Twelve Months Ended
                                                                                June 30,                          June 30,
                                                                         1997             1996             1997             1996
                                                                     ----------       ----------       ----------       ----------
Interest income:
   Loans receivable                                                  $   13,091       $    7,605       $   37,923       $   28,640
   Mortgage-backed securities available-for-sale                            699              882            2,844            4,214
   Mortgage-backed securities                                             1,994            1,130            5,341            4,953
   Investment securities available-for-sale                               1,045              627            3,185            2,891
   Investment securities                                                    352              180              700              878
   Interest-bearing deposits                                                199              215            1,045              787
   Other                                                                     75               46              223              181
                                                                     ----------       ----------       ----------       ----------
     Total interest income                                               17,455           10,685           51,261           42,544
                                                                     ----------       ----------       ----------       ----------
Interest expense:
   NOW and money market demand                                              792              415            2,029            1,740
   Savings                                                                  706              477            2,189            1,940
   Certificates of deposit                                                5,276            3,048           15,020           12,405

   Advances from FHLB - Seattle and other borrowed funds                  2,849            2,108            9,169            8,652
                                                                     ----------       ----------       ----------       ----------
     Total interest expense                                               9,623            6,048           28,407           24,737
                                                                     ----------       ----------       ----------       ----------
     Net interest income                                                  7,832            4,637           22,854           17,807
Provision for loan losses                                                   297             --                400             --
                                                                     ----------       ----------       ----------       ----------
     Net interest income after provision for loan losses                  7,535            4,637           22,454           17,807
                                                                     ----------       ----------       ----------       ----------

Non-interest income:
   Loan origination fees                                                    323               99              667              348
   Service fees                                                           1,143              556            3,035            2,120
   Net gain on sale of loans and securities available-for-sale              278               37              678              577
   Other                                                                    184               68              306              267
                                                                     ----------       ----------       ----------       ----------
     Total non-interest income                                            1,928              760            4,686            3,312
                                                                     ----------       ----------       ----------       ----------

Non-interest expenses:
   Compensation and employee benefits                                     3,393            1,907            9,344            7,523
   Net occupancy expense of premises                                        540              215            1,374              880
   Equipment and furnishings expense                                        388              181            1,009              643
   Data processing expenses                                                 388              151              962              632
   Federal insurance premium                                                 92              203              517              806
   SAIF special assessment                                                 --               --              2,297             --
   Intangibles amortization                                                 409             --                532             --
   Marketing and advertising                                                210              170              571              559
   Other                                                                  1,362              876            3,964            2,961
                                                                     ----------       ----------       ----------       ----------
     Total non-interest expense                                           6,782            3,703           20,570           14,004
                                                                     ----------       ----------       ----------       ----------
     Income before income taxes                                           2,681            1,694            6,570            7,115

Income taxes                                                                542              466            2,063            2,556
                                                                     ----------       ----------       ----------       ----------
     Net income                                                      $    2,139       $    1,228       $    4,507       $    4,559
                                                                     ==========       ==========       ==========       ==========
Net income per share                                                 $     0.38       $     0.29       $     0.90       $     1.07
                                                                     ==========       ==========       ==========       ==========
Dividends per share                                                  $    0.151       $    0.123       $    0.451       $    0.363
                                                                     ==========       ==========       ==========       ==========
Dividend payout ratio                                                     39.66%           42.55%           50.11%           33.91%
                                                                     ==========       ==========       ==========       ==========
Weighted average common shares outstanding for earnings per share     5,618,249        4,247,996        4,711,551        4,259,109
                                                                     ==========       ==========       ==========       ==========

Selected Financial Ratios and Other Data:

                                                                               Three Months Ended            Twelve Months Ended
                                                                                    June 30,                        June 30,
                                                                              -------------------            -------------------
                                                                              1997           1996            1997           1996
                                                                              ----           ----            ----           ----
Performance Ratios:
  Return on assets (ratio of net income to average total assets) (1)          0.90%          0.86%           0.65%          0.79%
  Return on assets before SAIF special assessment (1)                         0.90           0.86            0.86           0.79
  Return on equity (ratio of net income to average equity) (1)                8.23           6.25            5.15           5.90
  Return on equity before SAIF special assessment (1)                         8.23           6.25            6.68           5.90

  Interest rate spread information:
       Average during period                                                  3.31           2.78            3.06           2.62
       End of period                                                          3.38           2.67            3.38           2.67
  Net interest margin (1) (2)                                                 3.60           3.39            3.53           3.23
  Ratio of non-interest expense to average total assets (1)                   2.86           2.58            2.98           2.43
  Ratio of non-interest expense without SAIF special assessment
     to average total assets (1)                                              2.86           2.58            2.64           2.43

Asset Quality Ratios:
  Non-performing assets to total assets, at end of period                     0.25           0.13            0.25           0.13
  Total allowance for loan losses to total non-performing
     assets (3)                                                             191.01         280.42          191.01         280.42

Capital Ratios:
  Stockholders' equity to total assets, at end of period                     10.91          13.94           10.91          13.94
  Tangible stockholders' equity to tangible assets, at end of period          8.92          13.94            8.92          13.94
  Average equity to average assets                                           10.98          13.71           12.65          13.42
  Ratio of average interest-earning assets to average
     interest-bearing liabilities                                           106.36         113.73          110.57         113.58

--------------------------------------------------------------------------------------------------------------------------------

  (1) Annualized
  (2) Net interest income divided by average interest-earning assets
  (3) Includes non-performing and foreclosed assets